Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into effective as of the 26th day of May 2016 (the “Effective Date”), by and between Sun BioPharma, Inc., a Utah corporation (“Parent”), and Sun BioPharma Research, Inc., a Delaware corporation (“Subsidiary” and, collectively with parent, the “Constituent Corporations”).

BACKGROUND

A.	Parent is a corporation organized and existing under the laws of the State of Utah;

B.	Subsidiary is a corporation organized and existing under the laws of the State of Delaware and is a wholly-owned subsidiary of Parent; and

C.

Parent and Subsidiary and their respective boards of directors deem it advisable and in the best interests of the Constituent Corporations and their respective shareholders to merge Parent with and into Subsidiary (the “Merger”) pursuant to the Utah Revised Business Corporation Act (“URBCA”) and the Delaware General Corporation Law (“DGCL”) upon the terms and conditions set forth in this Agreement.

D.	For U.S. federal income tax purposes, the parties intend that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

AGREEMENT

In consideration of the foregoing, and the representations, warranties, and covenants contained in this Agreement, each party hereby agrees as follows:

1.     Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the URBCA, Parent will be merged with and into Subsidiary at the Effective Time (as hereinafter defined). Following the Effective Time, the separate corporate existence of Parent will cease, and Subsidiary will continue as the surviving corporation (the “Surviving Corporation”). The effects and consequences of the Merger shall be as set forth in this Agreement, the URBCA and the DGCL.

2.     Effective Time. The Merger will become effective upon the later of (a) the day on which an executed copy of a Certificate of Ownership and Merger is filed with the Secretary of State of the State of Delaware in the manner required by the DGCL and (b) the day on which an executed copy of Articles of Merger are filed with the Division of Corporations and Commercial Code, Department of Commerce, State of Utah in the manner required by the URBCA (the “Effective Date”)

3.     Conditions to the Merger.

3.1     Approval by Shareholders. The shareholder of Parent shall have approved the Merger and this Agreement in accordance with the URBCA.

3.2    Governmental Approvals; No Restraints. No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any court or governmental authority of competent jurisdiction that prohibits, restrains, enjoins or restricts the consummation of the Merger.

4.     Organizational Documents. From and after the Effective Date, (i) Subsidiary’s certificate of incorporation as in effect immediately prior to the Effective Date will be amended and restated in its entirety as set forth in Exhibit A hereto, and, as so amended and restated will be the Certificate of Incorporation of the Surviving Corporation and (ii) Subsidiary’s bylaws as in effect immediately prior to the Effective Date will be amended and restated in their entirety as set forth on Exhibit B hereto, and, as so amended and restated shall be the bylaws of the Surviving Corporation.

5.     Directors and Officers. The directors and officers of Parent immediately prior to the Effective Time will be the directors of the Surviving Corporation from and after the Effective Time and will hold office until the earlier of their respective death, resignation or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the certificate of incorporation and by-laws of the Surviving Corporation or as otherwise provided by the DGCL.

6.     Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent or Subsidiary or the holders of shares of capital stock of Parent:

(a)     each share of common stock of Parent, par value $0.001 per share (“Parent Common Stock”), issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as hereinafter defined), will be converted into the right to receive one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”);

(b)     each share of Parent Common Stock that is owned by Parent (as treasury stock or otherwise) will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor;

(c)     each share of capital stock of Subsidiary issued and outstanding immediately prior to the Effective Time will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor;

(d)     each option, warrant or other contract to purchase Parent Common Stock issued and outstanding immediately prior to the Effective Date will be converted into and will be an identical security of the Surviving Corporation subject to the same agreement and terms as then exist with respect thereto; and

(e)     each promissory note payable by Parent issued and outstanding immediately prior to the Effective Date will be (a) converted into and will be an identical promissory note payable by the Surviving Corporation subject to the same agreement and terms as then exist with respect thereto, and (b) in the case of rights to acquire securities of Parent, including but not limited to capital stock of Parent or warrants, converted into the identical right to acquire the same number of Surviving Corporation securities as the number of securities of Parent that were acquirable pursuant to such rights.

7.     Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 6, shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares of Parent Common Stock in accordance with Part 13 of the URBCA (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the URBCA with respect to such shares) shall not be converted into a right to receive shares of Surviving Corporation Common Stock, but instead shall be entitled to only such rights as are granted by Part 13 of the URBCA; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Part 13 of the URBCA or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Part 13 of the URBCA, such shares of Parent Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive Surviving Corporation Common Stock in accordance with Section 6, without interest thereon, upon surrender of such Certificates (as hereinafter defined) formerly representing such shares pursuant to Section 8 below.

8.     Certificates. At and after the Effective Time, each record holder of outstanding shares of Parent Common Stock (except Dissenting Shares) will be entitled to receive certificates (or the book entry equivalent) representing the number of shares of Surviving Corporation Common Stock into which shares of Parent Common Stock shall have been converted. The Surviving Corporation will not be obligated to deliver certificates representing shares of Surviving Corporation Common Stock, to which any holder of shares of Parent Common Stock is entitled, until such holder surrenders the certificate(s), if any, representing such Parent Common Stock. Upon surrender, each certificate evidencing Parent Common Stock will be canceled. If there is a transfer of Parent Common Stock ownership that has not been registered in the transfer records of Parent, a certificate (or book entry equivalent) representing the proper number of shares of Surviving Corporation Common Stock may be issued to a person other than the person in whose name the certificate so surrendered was registered if: (x) upon presentation to the Secretary of the Surviving Corporation or its transfer agent, such certificate, if any, is properly endorsed or otherwise in proper form for transfer, (y) the person requesting such transfer will pay any transfer or other taxes required by reason of the issuance of shares of or certificates, if any, representing shares of Surviving Corporation Common Stock to a person other than the registered holder of such shares or establish to the reasonable satisfaction of parent that such tax has been paid or is not applicable, and (z) the issuance of such shares of or certificates, if any, representing shares of Surviving Corporation Common Stock will not, in the sole discretion of the Surviving Corporation, violate the requirements of Section 4(2) of the Securities Act with respect to any private placement of Surviving Corporation Common Stock that results from the Merger.

9.     Submission to Service of Process. The Surviving Corporation agrees that it may be served with process in the State of Utah in any proceeding for enforcement of any obligation of any constituent corporation of Utah, as well as the enforcement of any obligation of the Surviving Corporation arising from this merger, including any suit or other proceeding to enforce the rights of any shareholders as determined in appraisal proceedings pursuant to the provisions of Part 13 of the URBCA, and accepts services of process in any such suit or proceeding. A copy of any such process should be mailed to the attention of the secretary of the Surviving Corporation, at 712 Vista Boulevard #305, Waconia, MN 55387.

10.     Entire Agreement. This Agreement together with the Articles of Merger and Certificate of Merger constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations and warranties and agreements, both written and oral, with respect to such subject matter.

11.     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.     No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

13.     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

14.     Amendment and Modification; Waiver. The respective boards of directors of the Constituent Corporations may amend this Agreement at any time prior to the Effective Date, provided that an amendment made subsequent to the approval of the Merger by the shareholders of Parent may not (a) alter or change the amount or kind of shares, securities, cash, property or rights to be received under this Agreement by the shareholders of Parent; (b) alter or change any term of the Certificate of Incorporation of Surviving Corporation; or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the shareholders of Parent. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

15.     Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date, whether before or after stockholder approval of this Agreement, by the consent of the board of directors of either of the Constituent Corporations.

16.   Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

17.     Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware.

18.     Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the date first written above.

SUN BIOPHARMA, INC.

By:	/s/ David B. Kaysen
Name:	David B. Kaysen
Its:	President and Chief Executive Officer

SUN BIOPHARMA RESEARCH, INC.

By:	/s/ David B. Kaysen
Name:	David B. Kaysen
Its:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]